UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 13, 2018
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events

2020 General Rate Case

On December 13, 2018, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, filed its 2020 General Rate Case (“GRC”) application with the California Public Utilities Commission (the “CPUC”). In the 2020 GRC, the CPUC will determine the annual amount of base revenues (or “revenue requirements”) that the Utility will be authorized to collect from customers from 2020 through 2022 to recover its anticipated costs for electric distribution, natural gas distribution, and electric generation operations and to provide the Utility an opportunity to earn its authorized rate of return. The Utility’s request also reflects an updated capital forecast for 2018 and 2019. (The Utility’s revenue requirements for other portions of its operations, such as electric transmission, natural gas transportation and storage services, and electricity and natural gas purchases, are authorized in other regulatory proceedings overseen by the CPUC or the Federal Energy Regulatory Commission.)

For its 2020 “test year,” the Utility has requested base revenues of $9.6 billion, an increase of $1.1 billion, or 12.4%, as compared to authorized base revenues for 2019. The requested weighted average rate base for 2020 is approximately $30 billion, which corresponds to an increase of $2.7 billion over the 2019 authorized rate base of $27.3 billion.  The Utility also requested that the CPUC establish a ratemaking mechanism that would increase the Utility’s authorized revenues in 2021 and 2022 by $454 million and $486 million, respectively.  Over the 2020-2022 GRC period, the Utility plans to make average annual capital investments of approximately $4.5 billion in electric distribution, natural gas distribution and electric generation infrastructure, and to improve safety, reliability, and customer service.

The following tables compare the requested 2020 revenue requirement amounts with the comparable revenue requirements currently authorized for 2019, by both line of business and cost category:

Line of Business: (in millions)	Amounts requested in the GRC application	Amounts currently authorized for 2019[1]	Increase compared to currently authorized amounts
Electric distribution	$5,113	$4,364	$749
Gas distribution	2,097	1,963	134
Electric generation	2,366	2,191	175
Total revenue requirements	$9,576	$8,518	$1,058

Cost Category: (in millions)
Operations and maintenance	$2,156	$1,946	$210
Customer services	319	338	(19)
Administrative & general	1,315	953	361
Less: Revenue credits	(196)	(152)	(44)
Franchise fees, taxes other than income, and other adjustments	236	181	55
Depreciation (including costs of asset removal), return, income taxes, decommissioning and amortization	5,747	5,252	495
Total revenue requirements	$9,576	$8,518	$1,058

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1  These amounts include revenues from the Utility’s 2017 GRC decision adjusted for attrition year increases, cost of capital, and reductions due to the Tax Cuts and Jobs Act of 2017.

Among other things, the Utility proposes to invest a total of approximately $5 billion (including approximately $3 billion for capital expenditures) between 2018 and 2022 on Community Wildfire Safety Program measures. Through this program, the Utility proposes to bolster wildfire prevention, risk monitoring, and emergency response efforts, add new and enhanced safety measures, increase vegetation management, and harden its electric system to help further reduce wildfire risks.

The following table summarizes the key drivers of the revenue requirement increase in 2020:

Revenue requirement drivers:	Increase from amounts currently authorized for 2019
Community Wildfire Safety Program	6.8%
Liability insurance[1]	3.2%
Core gas and electric operations	2.4%
Total proposed revenue requirement increase	12.4%

[1]The Utility’s GRC forecast indicates that future liability insurance premium costs will be approximately $355 million in 2020.

In addition, the Utility requests authorization to establish several new balancing accounts, including:

-
a new two-way electric and gas Risk Transfer Balancing Account to record the difference between the amounts adopted for liability insurance premiums and the Utility’s actual costs; this two-way account would allow the Utility to pass through actual insurance costs for up to $2 billion in coverage and return to customers any overcollection if forecast costs exceed actual costs; and

-
a new two-way Wildfire Mitigation Balancing Account to track and record actual incremental expenses and capital revenue requirements associated with the incremental costs of fire risk mitigation work that are not already addressed and recorded in another account; this would include the costs associated with overhead system hardening, enhanced vegetation management, and other incremental costs of wildfire mitigations that are approved by the CPUC in the Utility’s annual Wildfire Mitigation Plan that will be filed in February 2019 pursuant to Senate Bill (“SB”) 901.

This GRC proposal does not request funding for potential lawsuits or claims resulting from the 2017 and 2018 Northern California wildfires, the largest of which are still under investigation. Also, the Utility is not seeking recovery of compensation of PG&E Corporation’s and the Utility’s officers.

In addition, the Utility indicates in its application that weakened credit conditions following the November 8, 2018 Camp Fire may impair the Utility’s ability to raise new debt and equity, which could impact the amount of work the Utility can commit to financing and require a change to the scope of work that the Utility proposes to accomplish in the 2020 GRC period.  For more information about the risks associated with wildfires, see PG&E Corporation and the Utility’s annual report on Form 10-K for the period ended December 31, 2017, and their quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2018.

In its application, the Utility requests that the CPUC issue a final decision by March 2020 and that the 2020 GRC rates be effective January 1, 2020.  The Utility expects a prehearing conference to be held in early 2019 to set a procedural schedule, including the dates for interested parties to submit testimony and for evidentiary hearings.

2018 Nuclear Decommissioning Cost Triennial Proceeding (“NDCTP”)

The Utility’s nuclear power facilities consist of two units at the Diablo Canyon Power Plant (“Diablo Canyon”) and the retired facility at Humboldt Bay.  The Utility expects that the decommissioning of Diablo Canyon will take many years after its retirement upon expiration of the current operating licenses.  Nuclear decommissioning costs are collected in advance through rates and are held in nuclear decommissioning trusts.  Detailed studies of the cost to decommission the Utility’s nuclear generation facilities are conducted every three years in conjunction with the NDCTP and the Utility files an application with the CPUC requesting approval of the Utility’s updated estimated decommissioning costs and any rate change necessary to fully fund the nuclear decommissioning trusts to the levels needed to decommission the Utility’s nuclear plants.  Actual decommissioning costs may vary from these estimates as a result of changes in assumptions such as decommissioning dates; regulatory requirements; technology; and costs of labor, materials, and equipment.

On December 13, 2018, the Utility submitted its updated decommissioning cost estimate to the CPUC.  The application presents a site-specific decommissioning cost estimate for Diablo Canyon, the remaining decommissioning activities at Humboldt Bay and the costs incurred to support Humboldt Bay decommissioning during 2012-2018.  The decommissioning of Humboldt Bay is nearing its final phase.

The estimated undiscounted cost to decommission the Utility’s nuclear power plants increased by approximately $700 million as compared to the Utility’s 2015 NDTCP request, for a total estimated cost of $4.8 billion for Diablo Canyon, due to increased estimated costs related to waste disposal, program oversight, and site infrastructure. The current CPUC-approved nuclear decommissioning cost estimate is $3.7 billion, consisting of $1.1 billion for Humboldt Bay and $2.6 billion for Diablo Canyon. The Utility requests that the CPUC authorize the collection of increased annual revenue requirements beginning on January 1, 2020 based on these updated cost estimates.

For more information about nuclear decommissioning, see PG&E Corporation and the Utility’s annual report on Form 10-K for the period ended December 31, 2017, and their quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2018.

Cautionary Statement Concerning Forward-Looking Statements

This current report on Form 8-K includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of the Utility.  These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include the timing and outcome of the remaining investigations into the 2017 and 2018 Northern California wildfires, weakened  credit conditions that may impair PG&E Corporation’s and the Utility’s ability to access the capital markets, and other factors disclosed in PG&E Corporation and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their most recent quarterly report on Form 10-Q for the quarter ended September 30, 2018, and their subsequent reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: December 13, 2018	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: December 13, 2018	By:	/s/ DAVID S. THOMASON
DAVID S. THOMASON Vice President, Chief Financial Officer and Controller